EXHIBIT 10.1

Execution Version

Share Purchase Agreement

ASP ISOTOPES INC

NUCLEONICS IMAGING PROPRIETARY LIMITED

Dated October 30, 2023

DLA Piper Advisory Services Proprietary Limited is part of DLA Piper, a global law firm, operating through various separate and distinct legal entities.

A list of offices and regulatory information can be found at dlapiper.com

Contents

PARTIES		1

BACKGROUND		1

AGREED TERMS		1

1	INTERPRETATION	1

2	SUSPENSIVE CONDITION	4

3	SALE AND PURCHASE OF SALE SHARES	5

4	CONSIDERATION	5

5	COMPLETION AND DELIVERY	5

6	CALL OPTION	6

7	SHARE TRANSFER TAX	6

8	PRE COMPLETION MATTERS	7

9	PURCHASER WARRANTIES	9

10	SELLER'S WARRANTIES	9

11	PAYMENTS	10

12	CONFIDENTIALITY	10

13	ANNOUNCEMENTS	11

14	BREACH	11

15	NOTICES	11

16	DISPUTE RESOLUTION	12

17	GENERAL	13

1	Warranties by the Seller	17

2	Registration	17

3	Authorised and issued shares	18

4	Interests in other companies	18

5	Branches, etc	19

6	Dividends and other distributions	19

7	Undisclosed liabilities	19

Share Purchase Agreement | UKG/113113564.1	DLA Piper

8	Litigation	19

9	Corporate authorisation and enforceability	19

10	Books and records	20

11	Business activities	20

12	Accounts	20

13	Funding	23

14	Assets and liabilities	23

15	Debtors and creditors	24

16	Intellectual Property	24

17	Tax	27

18	Employees	28

19	Information	30

20	Products and services	30

21	Sanctions	31

22	Compliance with Export/Import Laws	31

23	Compliance with Applicable Law	32

24	Business names and domain names	32

25	Confidential information	33

26	Data Protection	33

27	Information Technology	33

28	Environmental matters	34

29	Real property	35

30	Leases	35

31	Guarantees, etc	35

32	Contracts	35

33	Key Customers and Key Suppliers	36

34	Tenders	36

35	Licences	36

36	Competition	36

37	Insurance	37

Share Purchase Agreement | UKG/113113564.1	DLA Piper

This agreement is made on	2023

Parties

(1)

ASP Isotopes Inc. a company incorporated in the State of Delaware, United States of America and listed on the Nasdaq stock market (NASDAQ:ASPI), which has its business address at 1101 Pennsylvania Avenue NW. 20004, Washington D.C.(Purchaser)

(2)

Nucleonics Imaging Proprietary Limited, a company incorporated in the Republic of South Africa with registration number 2019/597867/07 which has its registered office at 109 Sovereign Drive, Route 21 Corporate Park, Irene, Gauteng, 0184 (Seller).

Background

A	The Seller owns the Sale Shares.

B	The Seller has agreed to sell the Sale Shares, and the Purchaser has agreed to purchase the Sale Shares, on the terms set out in this Agreement.

Agreed terms

1	INTERPRETATION

1.1	In this Agreement, unless the context indicates a contrary intention, the following words and expressions bear the meanings assigned to them and cognate expressions bear corresponding meanings:

(a)	Accounts has the meaning assigned to it in Schedule 1, clause 12.2;

(b)	Accounts Date has the meaning assigned to it in Schedule 1, clause 12.2(c);

(c)

Affiliate in relation to a company, means any other company or person directly or indirectly controlling, controlled by or under common control with such company, and "control" for these purposes means (a) holding the majority of the voting rights or share capital of such company or (b) otherwise having the power to direct the management and policies of such company;

(d)	AFSA means the Arbitration Foundation of Southern Africa;

(e)	Agreementmeans this share purchase agreement, as amended from time to time;

(f)	Aggrieved Party has the meaning assigned to it in clause 15.1;

(g)

Applicable Laws means in respect of any person, subject matter, action or document, each and every applicable statute, law, regulation, ordinance, rule, judgment, common law, order, administrative determination and decree, whether in effect as at the Signature Date or thereafter;

(h)	Call Option means the call option granted by the Seller to the Purchase to acquire the Option Shares in accordance with clause 6;

Share Purchase Agreement | UKG/113113564.1	DLA Piper | 1

(i)	Call Option Period means the time period from the Signature Date until 31 January 2027;

(j)	Company means Pet Labs Pharmaceuticals Proprietary Limited, a company incorporated in South Africa with registration number 2013/181281/07;

(k)	Companies Act means the applicable company legislation in the Republic of South Africa, including the Companies Act, 71 of 2008;

(l)	Completion means completion of the sale and purchase of the Sale Shares in accordance with this Agreement;

(m)	Completion Date means the third business day following the fulfilment or wavier (if permitted) of the Suspensive Conditions;

(n)	Confidential Informationhas the meaning assigned to it in clause 13.1;

(o)

Consideration means the consideration to be paid by the Purchaser to the Seller for the Sale Shares, being an amount of USD2,000,000 which shall comprise of the First Tranche Consideration and Second Tranche Consideration;

(p)

Encumbrance means any mortgage, charge, pledge, lien, option, restriction, assignment, right to acquire, right of pre emption or any other form of right, interest, preference, security or encumbrance of any nature in favour of a third party or any agreement, arrangement or obligation to create any of them;

(q)	First Tranche Considerationmeans the amount of USD500,000;

(r)

Intellectual Property means patents, inventions, know–how, trade secrets and other confidential information, registered designs, copyrights, database rights, design rights, rights affording equivalent protection to the above, trade marks, logos, domain names, business names, moral rights, and all registrations or applications to register any such items, rights in the nature of any of the aforesaid items in any country or jurisdiction, rights in the nature of unfair competition rights and rights to sue for passing–off used by the party, owned by or licensed to the Company;

(s)	Notice Period has the meaning assigned to it in clause 15.1;

(t)	Nucleonics Restructuremeans the restructure between the current shareholders in the Seller, which will result in the shares in the Seller being 100% held by JDC Kemp Proprietary Limited;

(u)	Option Sharesmeans 49 ordinary shares in the issued share capital of the Company held by the Seller amounting to 49% of the shareholding in the Company;

(v)	Partiesmeans the Seller and the Purchaser;

(w)	POPIA means the Protection of Personal Information Act 4 of 2013;

(x)

Prime Rate means the rate of interest (nominal annual compounded monthly in arrears) from time to time published by Nedbank Limited as its prime overdraft lending rate (a certificate from any manager of that bank, whose appointment or authority need not be proved, as to the prime rate at any time and the usual way in which it is calculated and compounded at such time shall, in the absence of manifest or clerical error, be final and binding on the Parties);

(y)	Sale Shares means 51 ordinary shares in the issued share capital of the Company owned by the Seller amounting to 51% of the issued share capital of the Company;

Share Purchase Agreement | UKG/113113564.1	DLA Piper | 2

(z)	Satisfaction Date has the meaning assigned to it in clause 2.1;

(aa)	Second Tranche Consideration means the amount of USD1,500,000;

(bb)	Signature Date means, when this Agreement has been signed by each Party (whether or not in counterpart), the latest of the dates on which this Agreement (or any counterpart) was signed by any Party;

(cc)

Surviving Provisions means clauses 1;1.2; 13 to 18 and any other provision of this Agreement which is expressed to continue in force after termination or by necessary implication must continue after termination;

(dd)	Suspensive Condition means the suspensive condition set out in clause 2;

(ee)	Tax means any form of tax and any duty, impost or tariff in the nature of tax in any jurisdiction, together with all related penalties and interest;

(ff)	Tax Authority means any Authority competent to impose, assess, collect or administer any Tax;

(gg)	Transaction means the purchase of the Sale Shares and the Option Shares by the Purchaser, as contemplated in this Agreement;

(hh)	VAT Act means the applicable value-added tax legislation in the Republic of South Africa;

(ii)	VAT means value-added tax payable in terms of the VAT Act;

(jj)

Virtual Data Room means the online repository for document storage and distribution used by the Seller for the purpose of sharing information with the Purchaser as part of its due diligence investigation into the affairs of the Company, its business and its assets; and

(kk)	Warranties means the warranties given by the Seller in clause 11 and Schedule 1;

1.2	In this Agreement (unless the context requires otherwise):

(a)

days shall be construed as calendar days unless qualified by the word business, in which instance a business day will be any day other than a Saturday, Sunday or public holiday as gazetted by the government of South Africa from time to time;

(b)	any gender includes all genders, and the singular includes the plural (and vice versa);

(c)	a company includes any company, corporation or body corporate, or any other entity having a separate legal personality;

(d)	a person includes an individual, company, partnership, unincorporated association or authority (whether or not having a separate legal personality);

(e)	unless the context requires otherwise a Party includes a reference to that Party’s successors in title and assigns permitted;

(f)

any reference in this Agreement to writing means legible writing and in English and includes any form of electronic communication contemplated in the South African Electronic Communications and Transactions Act 25 of 2002;

(g)	the rule of construction that this Agreement shall be interpreted against the Party responsible for the drafting of this Agreement shall not apply;

Share Purchase Agreement | UKG/113113564.1	DLA Piper | 3

(h)	references to any amount shall mean that amount exclusive of VAT, unless the amount expressly includes VAT;

(i)	no provision of this Agreement shall (unless otherwise stipulated) constitute a stipulation for the benefit of any person (stipulation alteri) who is not a Party to this Agreement;

(j)

legislation or a legislative provision includes reference to the legislation or legislative provision as amended or re enacted, any legislation or legislative provision which it amends or re enacts and any legislation made under or implementing it, in each case for the time being in force (whether before, on or after the Signature Date);

(k)

if a definition imposes substantive rights and obligations on a Party, such rights and obligations shall be given effect to and shall be enforceable, notwithstanding that they are contained in a definition;

(l)	any definition, wherever it appears in this Agreement, shall bear the same meaning and apply throughout this Agreement unless otherwise stated or inconsistent with the context in which it appears;

(m)

if there is any conflict between any definitions in this Agreement then, for purposes of interpreting any clause of the Agreement or paragraph of any Schedule, the definition appearing in that clause or paragraph shall prevail over any other conflicting definition appearing elsewhere in the Agreement;

(n)

where any number of days is prescribed, those days shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a day which is not a business day, in which event the last day shall be the next succeeding business day;

(o)

any provision in this Agreement which is or may become illegal, invalid or unenforceable in any jurisdiction affected by this Agreement shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be treated as having not been written (i.e. pro non scripto) and severed from the balance of this Agreement, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; and

(p)

the rule of construction that if general words or terms are used in association with specific words or terms which are a species of a particular genus or class, the meaning of the general words or terms shall be restricted to that same class (ie the eiusdem generis rule) shall not apply, and whenever the word "including" is used followed by specific examples, such examples shall not be interpreted so as to limit the meaning of any word or term to the same genus or class as the examples given.

(q)

The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement which are expressly provided to operate after any such expiration or termination, or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the relevant provisions themselves do not provide for this.

2	SUSPENSIVE CONDITION

2.1

Save for the Surviving Provisions which shall be of immediate force and effect, this Agreement is subject to the fulfilment or waiver (if permitted) of the Suspensive Condition that the Nucleonics Restructure has been unconditionally implemented on or within 5 business days from the Signature Date (Satisfaction Date).

Share Purchase Agreement | UKG/113113564.1	DLA Piper | 4

2.2	The Seller shall use all reasonable endeavours to procure that the Suspensive Condition is satisfied as soon as reasonably practicable.

2.3	The Suspensive Condition in clause 2.1 is for the benefit of the Purchaser and can be waived by the Purchaser, in whole or in part, by Notice before the Satisfaction Date.

2.4

If the Suspensive Condition is not fulfilled or waived by the Satisfaction Date, then the Surviving Provisions shall continue to be of force and effect but the remainder of this Agreement shall never become effective.

2.5

The Purchaser shall not have any claim against the Seller in the event of this Agreement not being implemented as a result of a failure of the Suspensive Condition, except such claims as may result from a breach of the Sellers obligations in terms of clause 2.2.

2.6

The Seller shall keep the Purchaser informed as to its progress in satisfying the Suspensive Condition, and notify the Purchaser immediately when the Suspensive Condition is satisfied (with copies of appropriate evidence of satisfaction).

3	SALE AND PURCHASE OF SALE SHARES

3.1	Subject to clause 4, the Seller sells to the Purchaser, who shall purchase, the Sale Shares on and with effect from Completion.

3.2	The Sale Shares shall be sold free from all Encumbrances and together with all rights of any nature attached or accruing to them on or after the Completion Date.

4	CONSIDERATION

4.1	The Purchaser shall, on the Completion Date, pay the First Tranche Consideration in cash to the Seller, without any set-off, deduction or withholding whatsoever.

4.2

The Purchaser shall pay the Second Tranche Consideration in cash to the Seller, without any set-off, deduction or withholding whatsoever, on demand after one calendar year has elapsed from the Signature Date.

5	COMPLETION AND DELIVERY

5.1	The Seller cedes and transfers the Sale Shares to the Purchaser with effect from the Completion Date.

5.2	Completion of the Transaction shall take place at the office of the Seller on the Completion Date.

5.3

All risk in and benefit of the Sale Shares shall pass from the Seller to the Purchaser on the Completion Date Ownership in and to the Sale Shares shall pass from the Seller to the Purchaser on receipt by the Seller, of the payment in respect of the Sale Shares or a portion of the Sale Shares in respect of which such payment has been received, on a pro rated basis.

5.4	On the Completion Date, the Seller shall deliver, or procure the delivery of:

(a)	original share certificates in respect of the Sale Shares;

(b)

original share transfer forms in respect of the Sale Shares duly completed by the registered holders thereof and dated not more than three business days before the Completion Date, but blank as to the transferee;

(c)	copies of resolutions of the directors of the Company approving the transfer of the Sale Shares.

Share Purchase Agreement | UKG/113113564.1	DLA Piper | 5

6	CALL OPTION

6.1	The Seller hereby grants to the Purchaser and the Purchaser hereby accepts the grant of, the Call Option on the following terms and conditions:

(a)	The Purchaser shall be entitled to call upon the Seller to sell the Option Shares to it at a price of USD2,200,000;

(b)

Payment of the selling price for the Option Shares shall be made within 60 days of receiving the notice referred to in clause 6.5(b) whereupon the Seller shall immediately deliver the following to the Purchaser:

(i)	the original share certificate evidencing the Option Shares;

(ii)	a written cession of any loan account claims against the Company, which loan account claims shall be acquired, and paid for simultaneous with the payment of the selling price, at its face value.

6.2

The Call Option may only be exercised if the Second Tranche Consideration has been paid in full.The Call Option may only be exercised once during the Call Option Period at the sole and absolute discretion of the Purchaser and must be exercised in respect of all (and not only a part of) the Option Shares.

6.3	The Call Option is irrevocable for the duration of the Call Option Period and if not exercised, will automatically lapse and be of no further force or effect on expiry thereof.

6.4	No consideration is payable by the Purchaser to the Seller in respect of the granting of the Call Option.

6.5	The Call Option –

(a)	shall be capable of being exercised at any time during the Call Option Period;

(b)	shall be exercised by way of the Purchaser giving written notice to that effect to the Seller by delivering to it a signed and dated option exercise notice to that effect.

7	SHARE TRANSFER TAX

Any stamp duty, securities transfer tax or similar tax payable in respect of the transfer of the Sale Shares in terms of this Agreement shall be paid by the Company, who shall be entitled to recover it from the Purchaser.

8	POST CLOSING

8.1	The Seller and Purchaser undertake to, from the Completion Date, procure that the board of directors of the Company:

(a)

provide a monthly report of full financials necessary to assess the financial health of the Company, including cash flow statements and management accounts to the Parties by no later than 10th day of the following month;

(b)	hold a monthly meeting between the board and the Parties to discuss the previous months financials, as well as operational matters which may pose risk or opportunity to the Company.

Share Purchase Agreement | UKG/113113564.1	DLA Piper | 6

9	PRE COMPLETION MATTERS

9.1	Operation of the Company

Pending the Completion Date, the Seller shall procure that the Company shall continue to operate in the ordinary course of business consistent with past practice, while preserving the value of its assets, goodwill and current business relationships and maintaining its trading and financial position, and in accordance with all Applicable Laws.

9.2	Restrictions on the Company

Pending the Completion Date, the Seller shall procure that (subject to Applicable Laws) the Company does not or does not agree to (whether conditionally or not):

(a)

change its authorised or issued share capital in any way (including the creation of new shares, the redemption or repurchase of shares or any reduction of capital) or grant any option or right to subscribe for any shares or other securities convertible into shares;

(b)	change any rights attached to any of its shares;

(c)	declare, pay or make any dividend or other distribution or capitalise any reserves;

(d)	change its constitutional or governing documents;

(e)	other than as provided in the Suspensive Conditions, pass any resolution of its shareholders or any class of its shareholders;

(f)	change its auditors, the date to which its annual accounts are prepared or its accounting principles, procedures or practices;

(g)	enter into any kind of insolvency process or any arrangement with its creditors generally;

(h)	undertake any merger, demerger or any other kind of business combination or reorganisation;

(i)	acquire or dispose of:

(i)	any shares or any other interest in any company, business or partnership;

(ii)	any immovable property or interest in immovable property;

(iii)	any intellectual property; or

(iv)	any other material asset (except current assets in the ordinary course of business);

(j)	grant any interest in any immovable property or vary the terms of, or waive any rights under, any lease of immovable property (including settling any rent review);

(k)	grant any interest in any intellectual property it owns;

Share Purchase Agreement | UKG/113113564.1	DLA Piper | 7

(l)	cancel or fail to renew any registration of any registered intellectual property it owns;

(m)	create any Encumbrance over any of its assets or undertaking (except in the ordinary course of business);

(n)	enter into, amend or terminate any material agreement or arrangement with the Seller or its Affiliates (other than in the ordinary course of business on arm's length terms);

(o)	waive any amounts owed to it by, or any rights it has against, any the Seller or its Affiliates;

(p)	enter into, amend or terminate any joint venture or partnership arrangement;

(q)	other than in the ordinary course of business, enter into, amend or terminate any material contract or arrangement, including any contract or arrangement that:

(i)	involves expenditure or liabilities in excess of ZAR1,000,000; or

(ii)	is long term;

(r)	incur any capital expenditure on any individual item in excess of ZAR1,000,000 (except in accordance with the capital expenditure budget disclosed);

(s)	incur any borrowings (except borrowings in the ordinary course of business not exceeding ZAR1,000,000 );

(t)	make any loan (except to employees) or grant any credit (except trade credit in the ordinary course of business);

(u)	give any guarantee or indemnity in relation to the obligations or liabilities of any other person;

(v)	cancel or fail to renew any of its insurance policies or do or omit to do anything which would make any such policy void or voidable;

(w)

commence or settle any dispute or legal or arbitral proceedings involving an amount in excess of ZAR1,000,000 (except when required by insurers or for routine debt collection in the ordinary course of business), or waive any right in relation to any such dispute or proceedings;

(x)

make any material changes to the terms and conditions of employment (including remuneration and benefits) of any of its officers or employees other than salary increases in the ordinary course of business;

(y)	enter into, amend or terminate any collective agreements or other arrangements with any trade union, works council or other employees' representative body; or

(z)	establish, participate in or contribute to any new pension scheme or grant any new retirement, death or disability benefit.

9.3	Permitted actions

Clauses 9.1 and 9.2 shall not restrict or prevent the Company from doing anything:

(a)	required by, or to give effect to, this Agreement;

(b)	with the Purchaser's prior written consent (not to be unreasonably withheld or delayed);

(c)	to comply with any Applicable Law; or

(d)	to comply with its existing contractual obligations.

Share Purchase Agreement | UKG/113113564.1	DLA Piper | 8

9.4	Information and access

(a)	Pending the Completion Date, the Seller shall procure that the Company shall (subject to its confidentiality obligations and to the extent permitted by Applicable Laws):

(b)	keep the Purchaser informed about matters of material importance to its business;

(c)	promptly provide such information about its business, assets and affairs to the Purchaser as it reasonably requests; and

(d)

(subject to reasonable prior notice having been given to the Seller) allow the Purchaser and its representatives reasonable access to its premises, books and records and senior personnel during normal business hours.

10	PURCHASER WARRANTIES

The Purchaser warrants to the Seller as at the Signature Date and the Completion Date that:

10.1	it is and will be validly existing and is a company duly incorporated and registered under the Applicable Laws of its jurisdiction of incorporation;

10.2	it has and/or will have the legal right, full power and authority and all necessary consents and authorisations to enter into and perform its obligations under this Agreement;

10.3	this Agreement constitutes, or will when executed constitute, legal, valid and binding obligations on it and will be enforceable in accordance with their respective terms;

10.4	the entry into and performance of its obligations under this Agreement will not:

(a)	conflict with or breach any provision of its constitutional documents;

(b)	breach any agreement or instrument to which it is a Party or by which it is bound;

(c)	conflict with or breach any Applicable Law or any requirement of any Authority to which it is subject or submits; or

(d)	other than as provided in the Suspensive Conditions, require the consent, approval or authorisation of any Authority; and

(e)

it has and will have immediately available on an unconditional basis (subject only to Completion) the necessary cash resources to pay the Consideration and otherwise discharge its obligations under this Agreement.

11	SELLER'S WARRANTIES

11.1	Warranties

The Seller warrants and represents to the Purchaser that the information and the statements set out in Schedule 1:

(a)	are true and accurate as at the Signature Date; and

(b)	unless clearly provided otherwise, will be true and accurate immediately before Completion on the Completion Date.

Share Purchase Agreement | UKG/113113564.1	DLA Piper | 9

11.2	Separate and independent

Each of the Warranties is separate and independent.

11.3	Knowledge or awareness

Any Warranty qualified by a reference (however expressed) to the knowledge or awareness of the Seller shall be limited to the actual knowledge or awareness of.

12	PAYMENTS

12.1

Any payment to be made to a payee under this Agreement shall be effected by electronic fund transfer of immediately available funds to the account of the payee notified to the payer for this purpose, and proof of payment shall be furnished to the payee on the due date for the relevant payment.

12.2

Where this Agreement requires a payment to be made on a particular date, any notice to be given pursuant to clause 12.1 must be deemed to have been served or delivered in accordance with clause 16 not less than three business days before that date.

12.3

Each Party shall pay all amounts due under this Agreement in full, without any set off, counterclaim, deduction or withholding, except to the extent required by Applicable Laws or expressly otherwise provided in this Agreement. Any such deduction or withholding shall not exceed the minimum amount required by Applicable Law, and the payer shall simultaneously pay to the payee such additional amount as is required for the aggregate of (a) the net amount received by the payee and (b) any tax credit, repayment or benefit received or receivable by the payee in respect of such deduction or withholding to equal the full amount due before the required deduction or withholding.

12.4

Unless otherwise expressly provided in this Agreement, if any amount payable under this Agreement is not paid by the due date for payment, then interest shall also be paid on that amount from (and including) the due date for payment to (but excluding) the date it is paid at the Prime Rate plus 1% accruing on a daily basis, and compounded monthly.

13	CONFIDENTIALITY

13.1

Each of the Parties shall at all times keep the existence and contents of this Agreement confidential and shall use its reasonable endeavours to keep confidential any information of or relating to the other Party and its subsidiaries, or their operations or affairs, which it has acquired or may acquire prior to or pursuant to this Agreement (together Confidential Information), save for any information:

(a)	which is publicly available or becomes publicly available through no act or default of any Party;

(b)

which was in the possession of a Party prior to its disclosure otherwise than as a result of any breach by that Party of any obligation of confidentiality owed to any other person whether pursuant to this Agreement or otherwise;

(c)	which is disclosed to a Party by a person which person did not acquire the information under an obligation of confidentiality; or

(d)

which is independently acquired by a Party as a result of work carried out by a Party to whom no disclosure of such information has been made, and each Party shall not use or disclose such information except (i) as necessary to fulfil its obligations in terms of this Agreement; (ii) with the prior written consent of the Party to whom such information belongs; or (iii) in accordance with a lawful request from any governmental entity, or in order to comply with any applicable law.

Share Purchase Agreement | UKG/113113564.1	DLA Piper | 10

13.2

Each Party shall be entitled to disclose such information to such of its related persons who need to know for the purposes of this Agreement or for any act which a Party is obliged to take in law. Before revealing such information to any such related persons, the Party undertakes to procure that the related persons are aware of the confidential nature of the information being made available to them and that they will maintain such confidentiality.

13.3	The Seller shall not at any time disclose to any person,or use for its own benefit or that of any competing business, any Confidential Information of the Company that it holds at Completion.

13.4

Each Party shall, and shall procure that its group shall, at all times keep confidential all Confidential Information of the other Parties or their respective groups (as such groups are constituted immediately before Completion) received by it as a result of negotiating, entering into or performing this Agreement or as a result of any relationship existing between such Parties prior to Completion, and shall use the information only for the purposes contemplated by this Agreement.

14	ANNOUNCEMENTS

The Parties shall consult on and agree the timing, format and content of any public announcements and media releases concerning this Agreement or any part thereof prior to making such announcement. The aforesaid shall not apply to public announcements required by law or any regulatory body, in which case the Party required to make an announcement must, to the extent practicable, first consult with and take into account and honour the reasonable requirements of the other Party as to timing, format, content and names of and manner of making any such announcement.

15	BREACH

15.1

If a Party (Defaulting Party) commits any breach of this Agreement and fails to remedy such breach within 10 business days (Notice Period) of written notice requiring the breach to be remedied, then the Party giving the notice (Aggrieved Party) will be entitled, at its option:

(a)

to claim immediate specific performance of any of the Defaulting Party's obligations under this Agreement, with or without claiming damages, whether or not such obligation has fallen due for performance and to require the Defaulting Party to provide security to the satisfaction of the Aggrieved Party for the Defaulting Party's obligations.

(b)	The remedy outlined in 15.1 (a) of this Agreement will be the sole remedy available to an Aggrieved Party under this Agreement.

15.2	attorney-and-client scale.

15.3	The Aggrieved Party's remedies in terms of this clause 15 are without prejudice to any other remedies to which the Aggrieved Party may be entitled in law.

16	NOTICES

16.1

The Parties select as their respective domicilia citandi et executandi the following physical addresses, and for the purposes of giving or sending any notice provided for or required under this Agreement, the said physical addresses as well as the following email addresses:

Share Purchase Agreement | UKG/113113564.1	DLA Piper | 11

(a)	in the case of Seller to:

address: 109 Sovereign Drive, R21 Corporate Park, Irene, Pretoria, 0157 email: gerdus@petlabs.co,za and is marked for the attention of Gerdus Kemp .

(b)	in the case of the Purchaser to:

address: Unit 19, 2nd Floor, 1 Melrose Boulevard, Melrose Arch, Gauteng, 2076 email: rainscow@ASPIsotopes.com and is marked for the attention of Robert Ainscow; ,

16.2

provided that a Party may change its domicilium or its address for the purposes of notices to any other physical address or telefax number by written notice to the other Party to that effect. Such change of address will be effective five business days after receipt of the notice of the change.All notices to be given in terms of this Agreement will be given in writing and will:

(a)	be delivered by hand or sent by email;

(b)

if delivered by hand during business hours, be presumed to have been received on the date of delivery. Any notice delivered after business hours or on a day which is not a business day will be presumed to have been received on the following business day; and

(c)

if sent by email during business hours, be presumed to have been received on the date of successful transmission of the email. Any email sent after business hours or on a day which is not a business day will be presumed to have been received on the following business day.

Notwithstanding the above, any notice given in writing, and actually received by the Party to whom the notice is addressed, will be deemed to have been properly given and received, notwithstanding that such notice has not been given in accordance with this clause 16.

17	DISPUTE RESOLUTION

17.1	All disputes arising out of or in connection with this Agreement, including without limitation, any dispute concerning:

(a)	the existence of this Agreement apart from this clause;

(b)	the interpretation and effect of this Agreement;

(c)	the Parties' respective rights or obligations under this Agreement;

(d)	the rectification of this Agreement;

(e)	the breach, termination or cancellation of this Agreement or any matter arising out of such breach, termination or cancellation; and/or

(f)	damages arising in delict, compensation for unjust enrichment or any other claim, whether or not the rest of this Agreement apart from this clause is valid and enforceable,

Share Purchase Agreement | UKG/113113564.1	DLA Piper | 12

shall on written demand by either Party be submitted to arbitration in Johannesburg in accordance with the AFSA rules, which arbitration shall be administered by AFSA.

17.2

Should AFSA, as an institution, not be operating at that time or not be accepting requests for arbitration for any reason, then the arbitration shall be conducted in accordance with the AFSA rules for commercial arbitration (as last applied by AFSA) before an arbitrator appointed by agreement between the parties to the dispute or failing agreement within 10 business days of the demand for arbitration, then any party to the dispute shall be entitled to forthwith call upon the chairperson of the Johannesburg Society of Advocates, or its successor in title, to nominate the arbitrator, provided that the person so nominated shall be an advocate of not less than 10 years standing as such, alternatively a retired judge of the High Court of South Africa. The person so nominated shall be the duly appointed arbitrator in respect of the dispute. In the event of the attorneys of the parties to the dispute failing to agree on any matter relating to the administration of the arbitration, such matter shall be referred to and decided by the arbitrator whose decision shall be final and binding on the parties to the dispute, and not subject to appeal.

17.3	Any party to the arbitration may appeal the decision of the arbitrator in terms of the AFSA rules for commercial arbitration.

17.4

Any arbitration in terms of this clause 16 (including any appeal proceedings) shall be conducted in camera and the Parties shall treat as confidential details of the dispute submitted to arbitration, the conduct of the arbitration proceedings and the outcome of the arbitration.

17.5	This clause 16 will continue to be binding on the Parties notwithstanding any termination or cancellation of the Agreement.

17.6	Nothing herein contained shall be deemed to prevent or prohibit a party to the arbitration from applying to the appropriate court for urgent relief or for judgment in relation to a liquidated claim.

17.7

The Parties agree that the written demand by a party to the dispute in terms of clause 17.1 that the dispute or difference be submitted to arbitration, is to be deemed to be a legal process for the purpose of interrupting extinctive prescription in terms of the South African Prescription Act 68 of 1969.

18	GENERAL

18.1	Applicable law and jurisdiction

(a)	This Agreement is to be governed, interpreted and implemented in accordance with the laws of South Africa.

(b)

Subject to clause 17, the Parties hereby consent and submit to the non-exclusive jurisdiction of the High Court of South Africa, Gauteng Provincial Division, Pretoria, for any proceedings arising out of or in connection with this Agreement.

18.2	Benefit of the agreement

 Save as is expressly provided for in this Agreement, no provision of this Agreement constitutes a stipulation for the benefit of a third person (i.e. a stipulatio alteri) which, if accepted by the person, would bind any Party in favour of that person.

18.3	Cession and delegation

Save as otherwise provided herein, neither this Agreement nor any part, share or interest herein nor any rights or obligations hereunder may be ceded, delegated or assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

Share Purchase Agreement | UKG/113113564.1	DLA Piper | 13

18.4	Continuing effectiveness of certain provisions

The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

18.5	Costs

(a)	Save as otherwise provided for in this Agreement, each Party shall bear its own costs incurred in connection with the negotiation, preparation and implementation of this Agreement.

(b)

Any costs, including all legal costs on an attorney and client basis and VAT, incurred by a Party arising out of or in connection with a breach by the other Party of this Agreement shall be borne by the Party in breach.

18.6	Cumulative remedies

Unless otherwise expressly provided in this Agreement, the rights and remedies under this Agreement are in addition to, and do not exclude, any rights or remedies provided by law.

18.7	Independent advice

Each Party hereby respectively agrees and acknowledges that:

(a)

it has been free to secure independent legal advice as to the nature and effect of each provision of this Agreement and that it has either taken such independent legal advice or has dispensed with the necessity of doing so; and

(b)	each provision of this Agreement is fair and reasonable in all the circumstances and is part of the overall intention of the Parties in connection with this Agreement.

18.8	New laws and inability to perform

If any law comes into operation subsequent to the Signature Date which law affects any aspect or matter or issue contained in this Agreement, the Parties undertake to enter into negotiations in good faith regarding a variation of this Agreement in question in order to ensure that neither this Agreement nor its implementation constitutes a contravention of such law.

18.9	No indulgences

No latitude, extension of time or other indulgence which may be given or allowed by any Party to the other Party in respect of the performance of any obligation hereunder, and no delay or forbearance in the enforcement of any right of any Party arising from this Agreement and no single or partial exercise of any right by any Party under this Agreement, shall in any circumstances be construed to be an implied consent or election by such Party or operate as a waiver or a novation of or otherwise affect any of the Party's rights in terms of or arising from this Agreement or estop or preclude any such Party from enforcing at any time and without notice, strict and punctual compliance with each and every provision or term hereof.  Failure or delay on the part of any Party in exercising any right, power or privilege under this Agreement will not constitute or be deemed to be a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Share Purchase Agreement | UKG/113113564.1	DLA Piper | 14

18.10	No representations

A Party may not rely on any representation which allegedly induced that Party to enter into this Agreement, unless the representation is recorded in this Agreement.

18.11	Provisions severable

All provisions and the various clauses of this Agreement are, notwithstanding the manner in which they have been grouped together or linked grammatically, severable from each other.  Any provision or clause of this Agreement which is or becomes unenforceable in any jurisdiction, whether due to voidness, invalidity, illegality, unlawfulness or for any other reason whatever, shall, in such jurisdiction only and only to the extent that it is so unenforceable, be treated as pro non scripto and the remaining provisions and clauses of this Agreement shall remain of full force and effect.  The Parties declare that it is their intention that this Agreement would be executed without such unenforceable provision if they were aware of such unenforceability at the time of execution hereof.

18.12	Signature

(a)	This Agreement is signed by the Parties on the dates and at the places indicated below.

(b)

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement as at the date of signature of the Party last signing one of the counterparts.

(c)	The persons signing this Agreement in a representative capacity warrant their authority to do so.

(d)

The Parties record that it is not required for this Agreement to be valid and enforceable that a Party shall initial the pages of this Agreement and/or have its signature of this Agreement verified by a witness.

18.13	Variation, cancellation and waiver

(a)	No addition to or variation, deletion from, or agreed cancellation of all or any clauses or provisions of this Agreement will be of any force or effect unless in writing and signed by the Parties.

(b)

No waiver, suspension or postponement by any Party of any right arising out of or in connection with this Agreement shall be of any force or effect unless in writing and signed by such Party. Any such waiver, suspension or postponement will be effective only in the specific instance and for the purpose given.

18.14	Whole agreement

This Agreement contains all the express provisions agreed on by the Parties with regard to the subject matter of the Agreement, and supersedes and novates in its entirety any previous understandings or agreements among the Parties in respect thereof, and the Parties waive the right to rely on any alleged provision not expressly contained in this Agreement.

[The remainder of this page is intentionally left blank]

Share Purchase Agreement | UKG/113113564.1	DLA Piper | 15

Signature page

Signed for and on behalf of NUCLEONICS IMAGING PROPRIETARY LIMITED by:	)	Signature	/s/ Gerdus Kemp
)
	)	Name (block capitals)	Gerdus Kemp
Director/authorised signatory

Signed for and on behalf of ASP ISOTOPES INC by:	)	Signature	/s/ Robert Ainscow
)
	)	Name (block capitals)	Robert Ainscow
Director/authorised signatory

Share Purchase Agreement | UKG/113113564.1	DLA Piper | 16

SCHEDULE 1 WARRANTED INFORMATION

Part 1 The Company

Company name:	♦
Registration number:	♦
Date of incorporation:	♦
Place of incorporation:	♦
Registered/principal office:	♦
Issued share capital:	♦
Financial year end:	♦
Shareholders:	Number of issued shares
♦	♦ ♦
♦	♦

Part 2 Warranties by the Seller

1	Warranties by the Seller

1.1

For purposes of this Part 2, references to the "Agreement" shall be references to the Agreement to which this is Part 2 is annexed and the definitions contained in the Agreement shall be applicable in this Part 2.

1.2	The Seller gives the following Warranties to the Purchaser as at the Signature Date, the Completion Date and for the entire period between those dates, to the extent applicable:

2	Registration

2.1	The Company is a private company with limited liability, incorporated in South Africa and is a company as defined in terms of the Companies Act.

2.2	No steps have been taken or are contemplated by the Seller for:

(a)	the deregistration of the Company in terms of section 82 of the Companies Act;

(b)	for placing the Company under business rescue under Chapter 6 of the Companies Act; or

(c)	for the winding-up of the Company in terms of Chapter XIV of the Companies Act, 1973.

Share Purchase Agreement | UKG/113113564.1	DLA Piper | 17

2.3	The Company:

(a)	is not insolvent under the laws of South Africa or of any jurisdiction in which it carries on business;

(b)	is not unable to pay its debts as they fall due; or

(c)	has not stopped paying its debts as they fall due.

2.4	No arrangement or compromise has been made by the Seller or the Company with its creditors.

2.5	No insolvency proceedings have been commenced or applied for, nor has any liquidator, receiver, or similar officer been appointed, in relation to the Seller or the Company or any of their assets.

2.6	No resolution has been passed, proceedings commenced or order made for the winding-up or any other reorganisation or restructuring of the Company.

3	Authorised and issued shares

3.1	The authorised shares of the Company comprise 1000 par value ordinary shares.

3.2	The issued shares of the Company comprise 100 par value ordinary shares.

3.3	All the issued shares are of one class and the issued shares rank pari passu with each other.

3.4	The Sale Shares are fully paid up.

3.5	The Seller is the sole owner of Sale Shares and has not conferred on any person any beneficial interest (as defined in the Companies Act) in or to any of the Sale Shares.

3.6	The Seller is reflected in the securities register of the Company as the sole holder of the Sale Shares.

3.7

The Seller is entitled to sell, cede and transfer the Sale Shares to the Purchaser free of any Encumbrances. Upon delivery to the Purchaser, the Seller will have transferred to the Purchaser the sole beneficial interest (as defined in the Companies Act) in or to any of the Sale Shares.

3.8	The Seller has not, in respect of all or any of the Sale Shares, entered into or conferred on any Person any pledge, security cession, lien or other preferential right.

3.9

The Seller has not, in respect of all or any of the Sale Shares, granted to any Person any right, including any option or right of first refusal or pre-emption or any other right, at any time to acquire any of the Sale Shares, or at any time to subscribe for or take up or acquire any of the unissued shares in the Company, present or future.

3.10	No steps have been taken to convert any par value shares in the share capital of the Company to no par value shares.

4	Interests in other companies

The Company:

4.1	is not the legal or beneficial owner of, and has not agreed to acquire, any shares, securities or other interests in, any company and does not hold shares in any other company;

Share Purchase Agreement | UKG/113113564.1	DLA Piper | 18

4.2	is not and has not agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations);

4.3	is not a party to any profit sharing arrangement; or

4.4	is not a party to or the subject of any shareholders' agreement.

5	Branches, etc

The Company does not have any branch, agency or permanent establishment outside its jurisdiction of incorporation.

6	Dividends and other distributions

The Company has not declared any dividends or made any other distributions to holders of the Company's securities in respect of any period of trading prior to the Completion Date which have not been paid in full by the Completion Date.

7	Undisclosed liabilities

The Company has no liabilities, demands, obligations or commitments of any nature whatsoever whether arising out of any contract or delict based on negligence or strict liability, or otherwise, except (i) those which are adequately reflected or reserved against in the Accounts and (ii) those which have been incurred in the Ordinary Course of Business since the Accounts Date.

8	Litigation

8.1

The Company is not party to or engaged in any legal proceedings, arbitrations, mediations, criminal proceedings or labour disputes, including wage disputes, or statutory enquiries or investigations, other than normal debt collections in aggregate not exceeding R1,700,000(one million seven hundred thousand Rand).

8.2	So far as each Seller is aware no litigation is pending or threatened by or against the Company and there are no circumstances likely to give rise to any litigation.

8.3

The Company has not been notified of or made aware of the fact that the Company is the subject of any investigation, inquiry or enforcement proceedings by any regulatory authority and, so far as each Seller is aware, none is pending or threatened.

8.4

There is no judgment, order, ruling or decision of any regulatory authority against the Company which remains outstanding and which is likely to have an adverse effect on the Company or by which the Company or any of its assets is bound, subject or affected.

9	Corporate authorisation and enforceability

9.1	The Seller has the legal capacity and power to enter into and implement the Agreement on the terms and conditions set out in the Agreement.

9.2	The Agreement constitutes a valid agreement binding the Seller and enforceable against it in accordance with its terms.

Share Purchase Agreement | UKG/113113564.1	DLA Piper | 19

10	Books and records

10.1

The Memorandum of Incorporation of the Company, a copy of which has been provided to the Purchaser in the Virtual Data Room, is correct and up to date in all respects and includes all amendments thereto to date, all of which amendments were duly made in terms of the Companies Act.

10.2

The Company's books, accounts and records are in the Company's possession, have been properly maintained according to Applicable Law, do not contain any inaccuracies or discrepancies and are capable of being written up within a reasonable time so as to record, in accordance with generally accepted accounting principles, all of the transactions to which the Company was or is a party.

10.3	The securities register of the Company contains true and accurate records of the holders of certificated securities from time to time issued by the Company.

10.4	The Seller knows of no facts or circumstances which may give rise to a rectification of the securities register of the Company.

10.5

No auditor of the Company has at any time furnished the directors of the Company with a report concerning any reportable irregularity as contemplated in the Auditing Profession Act, 26 of 2005 or any similar legislation in force from time to time prior to the enactment of such act.

11	Business activities

11.1

The Company has all such licences as are prescribed by Applicable Law for the conduct of its business in each jurisdiction in which it carries on business, and the Seller is not aware of any fact or circumstance which may result in the cancellation, withdrawal or non-renewal of any of them.

11.2

No Person is entitled (otherwise than as a shareholder) to participate or share in, nor to a commission on (save salesmen in the employ of the Company) the income or the profits or distributions of the Company or to any payment of any kind calculated with reference to the profits or income of the Company.

12	Accounts

12.1	Definitions

In this clause 12 "Accounting Standards" means the International Financial Reporting Standard for Small and Medium-Sized Entities and the Companies Act.

12.2	The latest available statutory accounts of the Company (Accounts):

(a)	were prepared in accordance with the Accounting Standards, using accounting policies and principals consistent with those applied in previous financial years;

(b)	comply with Accounting Standards in force at the date to which they were prepared; and

(c)

give an accurate true and fair view of the assets and liabilities and state of affairs of the Company as at the date of the Accounts (Accounts Date) and of the profit or loss and cashflows of the Company for the financial year ended on the Accounts Date.

Share Purchase Agreement | UKG/113113564.1	DLA Piper | 20

12.3	Assets and liabilities in Accounts

(a)

In the Accounts, any redundant, obsolete and unsaleable stock was wholly written off and any damaged and slow moving stock was written down appropriately, and the value attributed to the remaining stock and work in progress did not exceed the lower of cost or net realisable value as at the Accounts Date.

(b)	The Accounts make full provision for or, as appropriate, expressly disclose or make note of:

(i)	any impairment of fixed assets;

(ii)	all bad and doubtful debts; and

(iii)	all accruals, liabilities and provisions (whether actual, contingent, quantified, unquantified or disputed),

of the Company as at the Accounts Date.

12.4	Period since the Accounts Date

Since the Accounts Date:

(a)	the Company has been carried on in the ordinary course of business as a going concern;

(b)

there has been no deterioration in the turnover (compared with the same periods during each of the two preceding financial periods), financial or trading position or in the prospects of the Company (except as a result of factors generally affecting similar businesses to a similar extent) and, so far as the Seller is aware, no such deterioration is expected;

(c)	in relation to the Company, the Seller has not acquired or disposed of any fixed asset with a value in excess of R1,700,000 (one million seven hundred thousand Rand), nor have they agreed to do so;

(d)	there have been no changes in the level of raw materials, consumables, stocks or work in progress of the Company other than in the ordinary course of business;

(e)	in relation to the Company, the Seller has not changed its policies or procedures in relation to the collection of trade receivables or the payment of trade payables, nor has it agreed to do so;

(f)	there has been no postponement of the payment of the creditors in relation to the Company, having regard to the creditor payment policies applied in the financial year ended on the Accounts Date;

(g)

there has been no acceleration of the invoicing and/or collection of the debts in relation to the Company, having regard to the debt collection policies applied in the financial year ended on the Accounts Date;

(h)	there has not been, with respect to the Company any:

(i)	split, combination or reclassification of any of its equity;

(ii)	issuance, sale or other disposition of any of its equity, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its equity;

Share Purchase Agreement | UKG/113113564.1	DLA Piper | 21

(iii)	declaration or payment of any distributions on or in respect of any of its equity or redemption, purchase or acquisition of its securities;

(iv)	acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, or equity of, or by any other manner, any business or any person or any division thereof;

(v)

adoption of any plan of merger, consolidation, reorganisation, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it under any similar law;

(vi)

Tax election outside the ordinary course of business, change in the Company’s method of Tax accounting, preparation of any Tax returns in a manner which is inconsistent with the past practices of the Company with respect to the treatment of items on prior Tax returns, incurrence of any liability for Taxes other than in the ordinary course of business, filing of an amended Tax return or any past-due Tax return, filing of any Tax return in a jurisdiction where the Company did not file a Tax return of the same type in the immediately preceding Tax period, filing of a claim for refund of Taxes with respect to the income, operations or property of the Company, or settlement of any claim relating to Taxes;

(vii)	grant of any right or license under, or assignment, abandonment, cancellation, failure to enforce, or dedication to the public, of any Intellectual Property;

(viii)	payment, discharge, satisfaction or settlement of any material claim or obligation of the Company;

(ix)	damage, destruction or loss not covered by insurance affecting any asset or property of the Company resulting in liability or loss in excess of R1,700,000 (one million seven hundred thousand Rand);

(x)	loan to any person (other than made in the ordinary course of business with respect to immaterial amounts) or purchase of debt securities of any Person;

(xi)	material amendment of any material contract;

(xii)

(i) except as required by Applicable Laws, establishment, amendment or termination of any benefit plan; (ii) hiring of any employee who is an officer or has annual compensation in excess of R1,200,000 (one million two hundred thousand Rand); (iii) termination of any employee who is an officer or has annual compensation in excess of R1,200,000 (one million two hundred thousand Rand) for any reason other than cause; or (iv) entry into any collective bargaining agreement or other agreement with a recognised labour union, recognised works council or similar recognised employee representative body or recognition of a person as the collective bargaining representative of any employee; or (v) mass layoff or similar reduction in force of employees;

(xiii)

deviation from practice in the ordinary course of business with respect to (i) the billing, collection and/or write-off of its receivables (including any such acceleration thereof), (ii) the incurrence and/or satisfaction of its payables (including any such delay thereof) or (iii) management or disposition of its inventory; or

(xiv)	any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Share Purchase Agreement | UKG/113113564.1	DLA Piper | 22

13	Funding

13.1

The Virtual Data Room contains full and accurate details of all financial facilities (including loans, debentures, overdrafts, debt factoring or discounting arrangements, derivatives and hedging arrangements) that are outstanding or available to the Company (Facilities), including copies of all documents containing the terms and conditions relating to the Facilities and the amounts outstanding and available under them as at the Accounts Date.

13.2

To the Seller’s knowledge there are no circumstances existing or alleged which require early repayment of any amounts outstanding under the Facilities or which constitute an event of default under, or a breach of the terms of, any of the Facilities.

13.3	The Company has not engaged in financing of a type which would not need to be shown or fully reflected in its annual accounts.

13.4	The Company has not issued any loan capital (including debentures, loan notes and loan stock) that remains in issue. The Company has not agreed to issue any such loan capital in the future.

14	Assets and liabilities

14.1

The Company is the sole beneficial owner or valid lessee or valid licensee of all assets used by it in respect of its business. None of the assets owned by the Company is subject to any reservation of ownership, lease, lien, hypothec, mortgage, notarial bond, pledge or other encumbrance whatsoever.

14.2

No Person has any right (whether pursuant to any option, right of first refusal or otherwise) to purchase or acquire (whether as security or otherwise) any of the assets owned by the Company other than the right to purchase trading stock in the normal and ordinary course of business for value.

14.3

The Company is not in default under or with respect to any judgment, order, award, interdict or other similar pronouncement of any court, arbitral tribunal or administrative authority having jurisdiction over the Company.

14.4

The assets owned or leased by or licensed to the Company comprise all the assets necessary for the continuation of the Company's business in the ordinary course of business. The Company does not depend on the use of assets owned, or equipment or services provided by any Seller.

14.5

The plant, machinery, equipment and vehicles owned or used by the Company are in reasonably good working order and repair (subject to fair wear and tear), and are suitable for their current use and have been maintained as required.

14.6	The fixed asset registers of the Company (copies of which are contained in the Virtual Data Room) constitute a reasonably accurate record of all plant, machinery, vehicles and equipment used by it.

14.7	The Company is not party to any agreement in terms of which breakage fees and/or early withdrawal fees is or may become payable.

Share Purchase Agreement | UKG/113113564.1	DLA Piper | 23

15	Debtors and creditors

15.1	The Company is not owed any sums other than trade receivables incurred in the ordinary course of business.

15.2

No trade receivable owing to the Company has been factored, discounted or otherwise agreed to be sold by it, has been outstanding for more than 3 (three) months from its due date for payment or has been disputed or subject to any set off or counterclaim.

15.3

The Virtual Data Room contains full and accurate details of any bad and doubtful trade receivables of the Company in excess of R1,700,000 (one million seven hundred thousand Rand) arising in the last 12 (twelve) months.

15.4	No amounts owing by the Company to any creditor in excess of R1,700,000 (one million seven hundred thousand Rand) have been due for more than 60 (sixty) days.

16	Intellectual Property

16.1

The Warranties set out in this clause 16 are given by the Seller in relation to the Company Intellectual Property (IP Warranties). The IP Warranties shall be read in the appropriate tense where they refer to past or future events, or past or future documents.

16.2	Capacity

Neither the execution nor the delivery nor the performance of this Agreement (or any document to be executed in accordance with it) will result in any party to an agreement or arrangement with the Company relating to the Intellectual Property being relieved of any of its obligations or being entitled to terminate any such agreement or arrangement.

16.3	Intellectual Property

(a)

All Intellectual Property used by the Company is either owned by the Company (as the sole unencumbered legal and beneficial owner and, where registered, the registered proprietor) or such Intellectual Property is validly licensed to the Company.

(b)

The Intellectual Property comprises all the intellectual property that is necessary and beneficial to fully carry on and exploit the business of the Company in the ordinary course of business as conducted in the 36 months immediately preceding the Signature Date, and there is no Intellectual Property other than the Intellectual Property and which is required to be used, reproduced or adapted by the Company after the Completion Date, to carry on the business of the Company in the ordinary course of business.

(c)

All the Intellectual Property is valid, subsisting and enforceable, and as far as the Company and the Seller is aware, nothing has been done or omitted to be done which is likely to adversely affect such validity, subsistence or enforceability. The Intellectual Property is not subject to any limitation, right of termination, reassignment, Encumbrance or restriction.

(d)

The Company has taken all steps necessary or required for the adequate maintenance and protection of all the Intellectual Property and all rights therein, including that reasonable measures have been taken to keep secret all trade secrets and/or know-how and that all registration, maintenance and renewal fees and Taxes relating to any registered Intellectual Property used, have been fully paid when due.

(e)

No person has notified the Seller or the Company and they are not aware of any person that has any claim of any nature whatsoever against the Company arising out of the use by the Company of any trade or brand name, trade mark, patent, trade secret, know-how, or any other Intellectual Property rights, and no person is entitled to an order for the expungement of any trade mark used by the Company in or in relation to its business.

Share Purchase Agreement | UKG/113113564.1	DLA Piper | 24

(f)

As at each date this Warranty is made, and in the prior three years, none of the Intellectual Property has been or is subject to challenge, opposition or attack or is the subject of any claim for ownership or compensation or any criminal investigation or prosecution in relation thereto.

(g)

All assignments to the Company in respect of any Intellectual Property purportedly owned by the Company are in writing and duly executed and, as far as the Company is aware, prior to such assignment, the assignor was the sole legal and beneficial owner of, and owned all the rights and interests in, such Intellectual Property assigned to the Company.

(h)

No employee, officer, director (whether executive or non-executive), consultant, agent or other representative of the Company, or any individual who has formerly held one of these positions, has any right to claim ownership or any other right in respect of any Intellectual Property created (other than moral rights where assignment is prohibited by law) or authored by such individual and all necessary assignments, settlements and compromise agreements relating to the transfer or assignment of any such Intellectual Property by any of the aforementioned individuals have been executed and are valid and enforceable.

(i)

To the knowledge of the Seller and the Company, all unregistered Intellectual Property (including any source code, specifications, component lists, instructions, manuals, brochures, catalogues and process descriptions) owned or used by the Company has been documented in a reasonably sufficient and complete manner that would enable a person with the requisite skill to understand, analyse, use and interpret the same. These copies are all assets of the Company, securely stored by the Company and are only accessible by authorised personnel of the Company.

(j)

None of the Intellectual Property has been developed with the support or use of any public funds or resources, facilities or resources of a university, college, other educational institution, public research centre or any other third party for which the assignment, transfer or grant of any licence would require the approval of the National Intellectual Property Management Office of South Africa or any other authority anywhere in the world.

(k)

The Company has not disclosed and is not obliged to disclose any Company Intellectual Property to any person other than its Employees who are bound by obligations of confidence (howsoever arising) or where such disclosures have been made in the ordinary course of business or on condition that the disclosure was to be treated as being of a confidential nature.

(l)

The Company has not granted and is not under any obligation to disclose or license or otherwise permit the use of any Intellectual Property (whether such rights are registered or not), save where required under the licensing terms of any service provider agreement that the Company is party to.

(m)

There are no existing, pending or written threatened Intellectual Property infringement or misappropriation Claims against any third party in relation to any Intellectual Property as at the Completion Date.

(n)

To the Company and Seller’s’ knowledge the activities and operations of the Company do not infringe or constitute a misappropriation of any third party's Intellectual Property. There are no existing, pending or written threatened claims by any third party in respect of any Intellectual Property infringement or misappropriation by the Company and no such claims have been received by the Company in the last six years.

Share Purchase Agreement | UKG/113113564.1	DLA Piper | 25

(o)	As far as the Company and the sare aware no person is entitled to an order requiring the Company to cease using the Intellectual Property which the Company uses.

(p)

As far as the Seller is aware no Intellectual Property is being infringed or misappropriated (or would be infringed or misappropriated if valid) as at each date this Warranty is made or has been so infringed or misappropriated in the three-year period preceding the Signature Date and no third party has to the knowledge of the Company threatened any such infringement or misappropriation.

(q)

As far as the Company and the Seller are aware the use of the Intellectual Property does not infringe the provisions of any Applicable Laws, or the laws of any country in which it is registered and/or used in connection with the Company and does not infringe and is not likely to infringe any rights of any other person including the personality, proprietary or Intellectual Property rights (including moral rights) of any third party, and does not give rise to a liability to pay compensation.

(r)

Once this Agreement is implemented in accordance with its terms, the Purchaser will be the legal and beneficial owner of the Intellectual Property and will have full authority to use the Intellectual Property.

(s)

None of the licenses granted by the Company to any third party, in respect of the Intellectual Property, restricts the Company from using such Intellectual Property in any way and are freely assignable to the Purchaser.

(t)	Neither the Company nor any of its directors have granted any option or right of first refusal or pre-emption to anyone to acquire the Intellectual Property.

16.4	Litigation

(a)

Neither the Company nor the Seller have been notified nor are they aware of any current, pending or threatened proceedings against, affecting (directly or indirectly), or involving (as a plaintiff or defendant) the Company, or the Intellectual Property, by or before any court or other governmental entity or other authority or by or against any person, nor is the Company nor the Seller aware of any circumstances which might reasonably give rise to such proceedings.

(b)

There are no outstanding debts and claims against the Company arising from court orders, judgements, awards, administrative orders or other adverse finding made against the Company, or their directors, senior employees or officers in respect of the Intellectual Property.

16.5	General

(a)

All information concerning the Intellectual Property prepared by or on behalf of the Company and contained in the Virtual Data Room is accurate in all material respects. There is no information concerning the Intellectual Property in the Virtual Data Room that is misleading in any material respect and, so far as the Seller is aware, no information has been omitted from the Virtual Data Room that would render the Virtual Data Room's contents concerning the Intellectual Property misleading in any material respect.

(b)

The Seller and the Company have not knowingly withheld any material information from the Purchaser in relation to the Intellectual Property because the Seller believed that the provision of that information would affect the Purchaser’s willingness to proceed with the purchase of the Sale Shares on the terms of this Agreement.

Share Purchase Agreement | UKG/113113564.1	DLA Piper | 26

17	Tax

17.1

All proper returns that may have become due by the Company from time to time under any law administered by the Commissioner for the South African Revenue Service or an equivalent revenue authority in any foreign jurisdiction (Revenue Authority) have been duly made and, to the best of the Seller’s knowledge and belief, will not be the subject of any dispute with any Revenue Authority.

17.2	To the Seller’s knowledge, the Company is not in breach of any laws relating to Tax.

17.3	The Company is not engaged in or a party to any appeal against the disallowance by a Revenue Authority of any objection lodged by the Company.

17.4

No Revenue Authority has agreed to operate any concessionary treatment in relation to the computation of tax liabilities or the submission of tax returns which is relevant to the Company and which is required to continue operation of the Company in the same way as it was carried on immediately prior to the date of this Agreement.

17.5	All notices and other communications with a Revenue Authority requiring or permitting the Company to deal with its tax affairs in a particular manner or on a particular basis have been Disclosed.

17.6

There is no dispute with any Revenue Authority concerning any matter which could affect the Company in any way and no Revenue Authority has notified the Company or the Seller that it has conducted any investigation, inquiry or audit nor has it paid a non-routine visit to the Company or indicated to the Company or the Seller that it intends to conduct an investigation or audit of the tax affairs of Company.

17.7	The Company is not liable to pay any penalty, fine, interest or similar amount in connection with tax which has not been duly paid, or fully provided for in the Accounts.

17.8	The Company has duly paid, or fully provided for, all Taxes for which it is liable for in accordance with the Accounts.

17.9

The Company has deducted and withheld all Tax (including employer tax) which it has been obliged to deduct or withhold from amounts paid by it, has properly accounted to all relevant Revenue Authority for all amounts so deducted or withheld and has otherwise complied with its legal obligations in respect of such deduction or withholding.

17.10	The Company has maintained all records in relation to Tax which it is required to maintain, on a proper basis and as is required by section 29 of the Tax Administration Act, No. 28 of 2011.

17.11	The Company has not provided an indemnity for Tax to a third party, nor has the Company agreed to pay any third party gross up payments for any Tax for which that third party may be liable.

17.12

The Company is duly registered as a VAT vendor in terms of the VAT Act and complied with all statutory provisions and regulations relating to VAT and has duly paid or provided for all amounts of VAT which have become due and payable or which the Company is liable.

17.13	The Company is effectively managed and tax resident in South Africa and does not have a permanent establishment or tax presence outside of South Africa.

Share Purchase Agreement | UKG/113113564.1	DLA Piper | 27

17.14

All transactions between the Company and foreign connected persons are and have been concluded on an arm’s length basis for transfer pricing purposes and all exchange control approvals, where required, have been obtained by the Company and have duly been complied with.

17.15

The Company is, or has never been, a party to, or engaged in any transaction, operation, scheme, agreement or arrangement of the nature contemplated in section 103(2) or section 80A to 80L of the Income Tax Act or section 73 of the VAT Act.

18	Employees

18.1

No present or past employee of the Company has any right or claim to any exceptional leave privileges, or to any accumulated leave, payment in lieu of leave, pension, retirement (including but not limited to post-retirement medical aid funding contributions) death, disability, bonus, profit share, severance pay in excess of the statutory minimum severance pay, annuity, gratuity, privileges or rights or compensation for loss of office or other like payment, save as specifically disclosed in the Disclosure Schedule.

18.2

The Company has complied with all wage and employee rules, regulations and legislation and all determinations, arbitration awards and collective agreements which apply to it and its employees and also in respect of all of its "workers" as that term is contemplated in the National Minimum Wage Act, 9 of 2018.

18.3

The Company is not a party to any proceedings in terms of the Labour Relations Act, 66 of 1995, the Employment Equity Act, 55 of 1998, the Basic Conditions of Employment Act, 75 of 1997 and/or any other employment related legislation, nor have any such proceedings been instituted or application or complaint been made against the Company and the Seller is not aware of any facts or circumstances which may lead to such proceedings.

18.4	The Virtual Data Room contains details of:

(a)	the name, job title, employer, date of birth and period of continuous employment, of each employee;

(b)

full and accurate details of the remuneration of each employee and full and accurate details of all contractual and non-contractual benefits or payments which the Company provides or which it is bound to provide;

(c)	the country in which each employee works and/or is paid;

(d)

the length of notice necessary to terminate the contract of employment of each employee or, if the contract is for a fixed term, the expiry date of the fixed term together with details of any previous renewals;

(e)	copies of all the staff handbooks, policies and procedures of the Company.

18.5	No employees of the Company are employed on terms and conditions that materially deviate from the standard terms and conditions of employment set out in the template employment contract.

18.6	The Company does not engage the services of any labour broker employee or any individual other than pursuant to a contract of employment (including any contractor, agency worker or consultant).

18.7	The Company does not engage any employees who earn below ZAR224,080.48 per annum on fixed term contracts of employment for a duration longer than three months.

Share Purchase Agreement | UKG/113113564.1	DLA Piper | 28

18.8

There are no outsourcing agreements in relation to the Company with any third party whereby any employees may transfer to or from the Company upon the termination or expiry of such agreements or arrangements.

18.9	The total current accrued annual leave liability in respect of all the employees of the Company does not exceed R2,000,000 (two million Rand).

18.10	The Company does not have any post-retirement medical aid obligations in respect of any employee or former employee.

18.11

The Company does not owe anything to its current or former officers and employees other than remuneration for the current pay period, accrued holiday pay for the current holiday year and expenses claims and the Company has discharged its overtime obligations in respect of its employees and former employees.

18.12

The Company does not have any obligation to make a payment on redundancy or layoff in excess of that required by Applicable Law and the Company does not operate any discretionary practice of making such excess payments. The Company has not made any redundancies or layoffs in the last 2 (two) years.

18.13

The entry into and performance of this Agreement will not result in any payment or other benefit to any officer or employee of the Company or entitle any such officer or employee to give notice to terminate his contract of employment.

18.14	Termination of employment

(a)	No employee of the Company has given or received notice terminating his contract of employment, nor, so far as the Seller is aware, is any such notice pending or threatened.

(b)	Each contract between the Company and any of its employees can be terminated by the Company giving two calendar months' notice or less.

18.15	Trade unions and workplace agreements

(a)	To the knowledge of the Seller, no employees of the Company are members of a recognised trade union, workplace forum or other employee representative bodies.

(b)

There are no recognised trade unions, recognised workplace forums or other recognised employee representative bodies who are entitled to be informed and consulted on matters which affect any employee of the Company and the Company has not concluded any recognition, collective bargaining or other agreements with any recognised trade union or other recognised employee representative body, including any collective agreements in relation to any pension scheme, retirement fund, retirement annuity, life insurance, funeral policy, and severe illness and disability schemes operated or formerly operated by any Seller or to which any Seller contributes or has contributed in respect of any current or former employees of the Company or their dependants.

(c)	In connection with this Agreement, all information and consultation obligations with respect to the employees arising under Applicable Law have been complied with.

18.16	Employees – compliance

(a)

In relation to its current and former officers and employees, the Company has complied with all Applicable Law including but not limited to the Labour Relations Act 66 of 1995, as amended, the Basic Conditions of Employment Act 75 of 1997, as amended, the Employment Equity Act 55 of 1998, as amended, the Occupational Health and Safety Act 85 of 1993 (including its Regulations), as amended, the Compensation for Occupational Injuries and Diseases Act 130 of 1993, as amended, the Unemployment Insurance Act 63 of 2001, as amended, the Unemployment Insurance Contributions Act 4 of 2002, as amended, the Skills Development Act 97 of 1998, as amended, the Skills Development Levies Act 9 of 1999, as amended, the Immigration Act, 13 of 2002, as amended, codes of conduct, agreements and terms and conditions of employment and has maintained adequate and suitable records.

(b)	All employees are South African citizens or are legally authorised to work in South Africa.

(c)	The Company has a current employment equity plan in place and has submitted its latest employment equity reports in compliance with the Employment Equity Act, 1998.

Share Purchase Agreement | UKG/113113564.1	DLA Piper | 29

18.17	Employee benefits

(a)

None of the employees of the Company are members of any defined benefit scheme provided for by the Company, the Company has not established any share incentive, share option or profit-sharing arrangement for or affecting any employees and the Company has not entered into any contract with any directors or employees in terms of which they are entitled to participate in or to a commission on profits or other similar payments of the Company.

(b)	There is no unfunded deficit in respect of any pension or retirement fund of which any employee is a member, whether or not such deficit has been accrued or is reflected as a liability by the Company.

(c)	The Company is not a party to any deferred compensation schemes.

(d)

Other than any obligation of the Company as employer under Applicable Law ("Mandatory Arrangements"), there is not in operation, and the Company does not contribute to, any agreement, arrangement, scheme or practice for the payment of any pensions, allowances, lump sums or other benefits on death or retirement for or in respect of any of its current or former employees or officers.

(e)	To the Seller’s knowledge there is no claim, dispute or action outstanding against the Company in relation to the Mandatory Arrangements.

19	Information

19.1

All information concerning the business of the Company prepared by or on behalf of the Seller and contained in the Virtual Data Room is accurate in all material respects. There is no information in the Virtual Data Room that is misleading in any material respect and, so far as the Seller is aware, no information has been omitted from the Virtual Data Room that would render the Virtual Data Room misleading in any respect.

19.2

The Seller have not knowingly withheld any material information from the Purchaser because the Seller believes that the provision of that information would affect the Purchaser’s willingness to proceed with the purchase of the Sale Shares on the terms of this Agreement.

20	Products and services

20.1	The Company has not sold, supplied or provided any goods or services which:

Share Purchase Agreement | UKG/113113564.1	DLA Piper | 30

(a)

are faulty or defective, save for faulty or defective goods and services which arise in the ordinary course of business of the Company and which are attended to in accordance with the Company's standard terms of sale;

(b)

do not comply in any specifications or terms of sale or supply agreed in respect of them or with any warranties and representations expressly or impliedly made by the Company, save for deviations from specifications or terms of sale or supply which arise in the ordinary course of business of the Company and which are attended to in accordance with the Company's standard terms of sale; or

(c)	do not comply with Applicable Law applicable to such products or services.

20.2

The Company has not given any guarantee or warranty or made any representation in respect of goods or services that have been or will be sold, supplied or provided by it, other than those implied by Applicable Law or contained in its standard terms and conditions of sale.

21	Sanctions

21.1

Neither the Seller nor the Company nor, so far as the Seller is aware, any director, officer or employee thereof, is an individual or entity that is (i) currently the subject or target of any sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, OFAC’s Foreign Sanctions Evaders List, OFAC’s Sectoral Sanctions Identifications List, the U.S. Department of Commerce Denied Person’s List, the U.S. Department of Commerce’s Entity List, the U.S. Department of Commerce’s Unverified List, Her Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by the United States federal government, or (iii) located, organized or resident in a Designated Jurisdiction in violation of any sanctions.

21.2

So far as the Seller is aware, neither the Seller nor the Company (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Financial Intelligence Centre Act, 38 of 2001, the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States or South African law or regulation governing such activities (collectively, Anti-Money Laundering Laws), or any sanctions laws, (ii) are under investigation by any Government Authority for possible violation of Anti-Money Laundering Laws or Sanctions, (iii) have been assessed civil penalties under any Anti-Money Laundering Laws or any Sanctions, (iv) have had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws, or (v) have filed any voluntary disclosures with any Government Authority regarding possible violations of Sanctions.

21.3

The Company has established procedures and controls which comply with Applicable Laws to ensure that the business of the Company is in compliance with all applicable current sanctions and to ensure the business will not cause the Purchaser to violate sanctions.

21.4

Neither the Seller nor the Company directly (i) has any investment in or engages in any dealing or transaction with any Person in violation of any applicable sanctions or (ii) engages in any activity that could cause the business of the Company to become subject to Sanctions.

22	Compliance with Export/Import Laws

22.1	The Seller and the Company are in compliance in all respects with all applicable export/import Laws.

22.2

So far as the Seller is aware, neither the Seller nor any Company (i) has been found in violation of, charged with violation of, or convicted of violation of, any export/import laws, (ii) is under investigation by any Government Authority for possible violation of any Export/Import Law, (iii) has been assessed civil penalties under any export/import laws, or (iv) has filed any voluntary disclosures with any Government Authority regarding possible violations of any export/import laws.

Share Purchase Agreement | UKG/113113564.1	DLA Piper | 31

23	Compliance with Applicable Laws

23.1

Neither the Seller nor the Company (i) has been charged with, nor received any written notice that it is under investigation with respect to, and, so far as the Seller is aware, neither the Seller nor the Company is otherwise now under investigation with respect to, any violation of any Applicable Laws or other requirement of a Government Authority, or (ii) is a party to, or bound by, any order, judgment, decree, injunction, rule or award of any Government Authority.

23.2	The Seller and the Company have filed all material reports and have all material licenses required to be filed with any Government Authority.

23.3

Neither the Seller nor the Company has, directly or indirectly: (i) made or authorized any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or related in any way to the business of the Company; (ii) made, promised, authorized or offered any payment or transfer of anything of value to any government official or employee, political party or campaign, official or employee of any public international organization, or official or employee of any government-owned enterprise or institution to obtain or retain business or to secure an improper advantage; (iii) established or maintained any unlawful fund of corporate monies or other properties; or (iv) made, promised, authorized, offered or proposed to make any bribe, payoff, influence payment, kickback, unlawful rebate or other similar unlawful payment of any nature, including to any private party, Person employed by any governmental institution or otherwise considered a "foreign official" (as such term is defined in the Foreign Corrupt Practices Act of 1977) or family member thereof.

23.4

Neither the Seller nor the Company has taken any action, directly or indirectly, that would result in a violation of the Anti-Bribery Laws, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of any offer, payment, promise to pay or authorization of the payment of any money, or other property gift, promise to give or authorization of the giving of anything of value to any "foreign public official" (as such term is defined in the PRECCA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of Anti-Bribery Laws, and the Company and the Seller has conducted their respective businesses in compliance with the Anti-Bribery Laws and has instituted and maintained policies and procedures reasonably designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

24	Business names and domain names

24.1	The Company is the sole legal and beneficial owner of the business name and owns or holds a valid licence to use each domain name.

24.2	As at the Signature Date:

(a)	other than the business name and the domain names, there are no other business names or domain names used in the business of the Company; and

(b)	the Company has paid in full all licence fees, renewal fees or registration fees in respect of each of the business name and the domain names.

Share Purchase Agreement | UKG/113113564.1	DLA Piper | 32

25	Confidential information

So far as the Seller is aware, there has been no actual or alleged misuse by any person of any of the secret or confidential information or property in relation to the business of the Company.

26	Data Protection

26.1	The Company has complied with all Applicable Laws relating to the processing of personal information and privacy, including but not limited to POPIA.

26.2	The Company has taken such measures as required by Applicable Law, including implementing and maintaining appropriate technical and organisational security measures.

26.3	In the last three years, the Company has not received any notices or any communications from any Person:

(a)	alleging non-compliance with any data protection laws; or

(b)	complaining about its use of personal information,

(c)	and there are no circumstances likely to give rise to any such notices or communications.

26.4

In the last three years, the Company has not suffered any breach of security which has led to the accidental or unlawful destruction, loss or alteration of, or the unauthorised disclosure of or access to, personal information.

26.5	The Company does not conduct any processing activities that would require prior authorisation from the information regulator under POPIA in South Africa.

26.6

The Company does not to the knowledge of the Seller transfer personal information, special personal information or personal information of children to locations outside South Africa that do not have adequate data protection laws similar to POPIA.

27	Information Technology

27.1

In this clause 27, "IT Systems" means the information and communication technology systems used by the Company to operate its business (including hardware, proprietary and third party software, services hardware and networks, peripherals and associated documentation and any databases hosted on or using such software, networks or hardware).

27.2

The Virtual Data Room contains full and accurate details of the IT Systems, including copies of all software licences (other than standard off the shelf licences) in relation to the IT Systems. The Company is not in breach of any such licences.

27.3	The IT Systems are owned by, or properly licensed or leased to, the Company.

27.4

The IT Systems are sufficient to enable the Company to continue operating its business substantially in the ordinary course of business, such IT Systems are in good working order required for the operation of the business of the Company, and adequate security arrangements are in force in relation to the IT Systems and all data to reasonably protect them from any unauthorised access (whether logically or physically) and have adequate capability and capacity for the requirements of the business of the Company as carried on in the ordinary course of business.

Share Purchase Agreement | UKG/113113564.1	DLA Piper | 33

27.5

The Company has in place disaster recovery plans that would enable the business of the Company to continue if there were significant damage to or destruction of some or all of the IT Systems. The Virtual Data Room contains copies of such plans.

27.6	So far as each Seller is aware, in the last 12 (twelve) months there has been no failure, breakdown, defect or security breach of the IT Systems which had an adverse effect on the Company.

27.7

All source code relating to the software in the IT Systems is in the possession or under the control of the Company, or the Company has the right to gain access to such code under the terms of source code deposit agreements with the owners of the rights in the relevant software and reputable deposit agents.

27.8	There are no circumstances in which the ownership, benefit or right to use the IT Systems may be lost, or rendered liable to termination, by virtue of the performance of this Agreement.

28	Environmental matters

In this clause 28:

(a)

Environment means the surroundings within which humans exist and that are made up of – (i) the land, water and atmosphere of the earth; (ii) micro-organisms, plant and animal life; (iii) any part or combination of (i) and (ii) and the interrelationships among and between them; and (iv) the physical, chemical, aesthetic and cultural properties and conditions of the foregoing that influence human health and wellbeing;

(b)	Environmental Laws means all Applicable Laws in South Africa which:

(i)	have as a purpose or effect the protection of, or prevention of pollution or degradation of, or remediation of damage to the Environment;

(ii)	relate to the protection or prevention or compensation of harm to human health and safety; or

(iii)	relate to regulating the generation, transportation, storage, treatment, use or disposal, or the emission, discharge or release into the Environment, of any Hazardous Substance.

(c)	Environmental Licences means all licences, certificates, consents, exemptions, permits, registrations, authorisations, permissions and approvals required under any Environmental Law.

(d)	Hazardous Substance means any natural or artificial substance (whether solid, liquid or a gas), noise, ion, vapour, electromagnetic charge or radiation, whether alone or in combination, which:

(i)	is capable of causing harm to or having a deleterious effect on the Environment;

(ii)	is capable of being a nuisance; or

(iii)	is a controlled, special, hazardous, polluting, toxic or dangerous substance or waste.

28.2	The Company has complied with any Environmental Laws applicable to it and has in place such Environmental Licences as may be required, if any.

Share Purchase Agreement | UKG/113113564.1	DLA Piper | 34

29	Immovable property

The Company does not own any immovable property.

30	Leases

In relation to each lease concluded by the Company:

30.1	a full and accurate copy of the lease is set out in the Virtual Data Room;

30.2	the lease is valid and in full force and effect;

30.3	the rents and other monies due and payable under the lease have been paid;

30.4	the Company has performed its obligations and observed its covenants under the lease; and

30.5

to the knowledge of the Seller, there is no right for the landlord to terminate the lease or take possession of the relevant part of the Property before the expiry of the contractual term (other than as a result of a breach of its terms by the Company).

31	Guarantees, etc

The Company does not have any outstanding obligations or liabilities under any guarantee, security, indemnity, agreement or other commitment in respect of any obligation or liability of any third party.

32	Contracts

32.1	The Company is not (nor has it agreed to become) a party to, bound by or liable under any contract which:

(a)	is not on arm's length commercial terms in the ordinary course of business;

(b)	is with any Seller or is a contract in which any Seller has a personal financial interest;

(c)	relates to the acquisition of securities of any other entity or the acquisition of the business and/or assets of any other entity or person;

(d)	relates to the sale of securities held by the Company or sale of the business of the Company (or any part of such business);

(e)	involves any agency, distributorship, franchise, consortium, collaboration, partnership, joint venture or profit sharing arrangement;

(f)	limits or excludes its right to do business and/or compete in any geographical area or field or with any person;

(g)	is incapable of complete performance in accordance with its terms within 6 (six) months after the date on which it was entered into;

(h)	cannot be fulfilled or performed by it on time, or is reasonably likely to result in a loss to it on completion of performance;

(i)	is for the supply by or to it of goods and/or services exclusively to or from any person; or

(j)

involves or is likely to involve expenditure by it of more than R1,700,000 (one million seven hundred thousand Rand) in aggregate or payments to it of more than R1,700,000 (one million seven hundred thousand Rand) in aggregate;

Share Purchase Agreement | UKG/113113564.1	DLA Piper | 35

32.2	Each material contract is in full force and effect and binding on the parties to it.

32.3	The Company is not in breach of any material contract.

32.4	No notice of termination any material contract has been received by the Company and, so far as each Seller is aware, none is anticipated.

33	Key Customers and Key Suppliers

33.1	In the last 12 (twelve) months, no key customer or key supplier has, save where in the ordinary course of business:

(a)	stopped its trading with the Company;

(b)	substantially changed the terms of trading (including prices) with the Company; or

(c)	notified the Company of its intention to do so,

and so far as each Seller is aware, there are no circumstances which are likely to result in any of such things, whether as a result of Completion or otherwise.

34	Tenders

No offer, tender or the like made by the Company is outstanding which is capable of being converted into a contract by an acceptance or other act of a third party and which involves, or will involve, individually, expenditure by the Company in excess of R1,700,000 (one million seven hundred thousand Rand).

35	Licences

The Company has all licences, certificates, consents, exemptions, permits, registrations, authorisations, permissions and approvals (Licences) required to own and use its assets and to carry on its business in the ordinary course of business. So far as each Seller is aware, there are no circumstances which are likely to result in any Licence being suspended, terminated, varied, revoked or not renewed (in whole or in part), require expenditure to comply with the terms of any such Licence or prejudice the continuance, extension or renewal of any of them by the Company on no less favourable terms. The Virtual Data Room contains full and accurate details of all subsisting Licences.

36	Competition

36.1

The Company is not, nor in the last 3 (three) years has it been, a party to or involved in any agreement, arrangement, practice or conduct which infringes any Applicable Law relating to competition, state aid, anti trust, anti restrictive or anti abusive trade practice or merger control (Competition Laws).

36.2

The Company is not, nor in the last 3 (three) years has it been notified that it is the subject of, any investigation, inquiry or proceedings by any Government Authority having jurisdiction under Competition Laws in connection with any actual infringement of any Competition Laws.

36.3

The Company is not, nor in the last 3 (three) years has it been notified that it is, subject to or a party to any existing or pending judgment, order, ruling or decision of any Government Authority having jurisdiction under Competition Laws and it has not given any undertakings or commitments to such Government Authorities which affect the conduct of its business.

Share Purchase Agreement | UKG/113113564.1	DLA Piper | 36

37	Insurance

37.1	All current insurance policies of the Company (Policies) are set out in the Virtual Data Room.

37.2	Each of the Policies are in full force and effect and there are no circumstances which are likely to make any of the Policies void or voidable.

37.3	No insurer has disputed, or given any written indication that it intends to dispute, the validity of any of the Policies on any grounds.

37.4	All premiums in relation to the Policies have been paid.

37.5

The Company does not have any outstanding insurance claims and there are no circumstances which have given or, so far as each Seller is aware, are likely to give rise to any claim or require notification under any of the Policies which have not been notified to the relevant insurers.

37.6	Completion will not have the effect of terminating, or entitling any insurer to terminate, cover under any Policy.

Share Purchase Agreement | UKG/113113564.1	DLA Piper | 37